Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces First Quarter Fiscal Year 2014

Financial Results

Consolidated Net Sales Increased 1.4 Percent

First Quarter Adjusted Earnings from Continuing Operations

Improved 20.4 Percent to $6.5 Million

GRAND RAPIDS, MICHIGAN – July 31, 2013 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today reported financial results for the fiscal 2014 first quarter ended June 22, 2013.

First Quarter Results

Consolidated net sales for the first quarter increased 1.4 percent to $612.4 million compared to $603.9 million last year, due to higher sales in the distribution and retail segments. As anticipated, first quarter sales were negatively affected by the calendar shift of the Easter holiday selling week into the fourth quarter of fiscal 2013. First quarter comparable store sales were also impacted by the cycling of the launch of the price-freeze campaign and unfavorable weather conditions as compared to the first quarter of fiscal 2013.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 5.2 percent to $23.8 million, or 3.9 percent of net sales, compared to $22.6 million, or 3.8 percent of net sales last year. (Reference Tables 2 to 5 for a reconciliation of GAAP and non-GAAP adjusted results.)

Adjusted earnings from continuing operations were $6.5 million, or $0.30 per diluted share, compared to $5.4 million, or $0.25 per diluted share, last year. For the first quarter of fiscal 2014, adjusted earnings from continuing operations excludes after-tax professional fees and expenses related to the previously announced merger agreement of $1.1 million, or $0.05 per diluted share, and an after-tax asset impairment charge of $0.6 million, or $0.03 per diluted share. For the first quarter of fiscal 2013, adjusted earnings from continuing operations excludes a net after-tax benefit of $0.6 million, or $0.03 per diluted share, as a result of changes to Michigan tax laws. Reported earnings from continuing operations for the first quarter of fiscal 2014 were $4.8 million, or $0.22 per diluted share, compared to $6.1 million, or $0.28 per diluted share, in the first quarter of fiscal 2013.

“We are pleased with our ability to generate improved first quarter financial results despite the negative effect of the Easter calendar shift and generally unfavorable weather conditions compared to the prior year,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Our adjusted earnings from continuing operations exceeded our guidance and we generated increased cash flow from operations for the quarter driven by an operating margin improvement in our retail segment. We benefited from the acquisition of a retail store late in the prior year third quarter, new customer gains, the growing traction of our Yes Rewards loyalty program and increased fuel sales, as well as our continued disciplined expense management. We continue to refine our promotion and loyalty programs and to introduce new private brand products to provide even more value to our retail and distribution customers in today’s economy.”

Gross profit margin for the first quarter of fiscal 2014 was 20.5 percent compared to 20.2 percent in the first quarter of the prior year. The gross profit margin rate increase reflects an improved performance in the Company’s retail segment driven primarily by the cycling of the launch of the price-freeze campaign in the prior year.

First quarter of fiscal 2014 operating expenses would have been $112.5 million, or 18.4 percent of net sales, if the professional fees related to the previously announced merger agreement and the asset impairment charge were excluded, compared to $109.9 million, or 18.2 percent of net sales, excluding $0.1 million in professional fees for tax planning in the first quarter of the prior year. The increase in the rate to sales was primarily due to higher depreciation and amortization expense, incentive compensation and health care costs. First quarter of fiscal 2014 reported operating expenses were $115.3 million, or 18.8 percent of sales, compared to $110.0 million, or 18.2 percent of sales, in the same quarter last year.

Distribution Segment

Net sales for the distribution segment increased 0.1 percent to $258.6 million in the first quarter of fiscal 2014 from $258.3 million in the same period last year. The slight increase in sales was primarily due to new business gains, partially offset by the elimination of sales related to the acquisition of a customer’s store in the third quarter of fiscal 2013, the Easter holiday calendar shift, unfavorable weather conditions and lower pharmacy sales.

First quarter fiscal 2014 operating earnings for the distribution segment would have been $7.5 million, if $1.8 million in professional fees related to the merger transaction were excluded, compared to adjusted operating earnings of $7.9 million in the same period last year. As reported, operating earnings for the distribution segment were $5.7 million for the first quarter of fiscal 2014 compared to $7.8 million for the first quarter of fiscal 2013.

Retail Segment

Net sales for the retail segment increased 2.4 percent to $353.8 million in the first quarter of fiscal 2014 compared to $345.6 million in the same period last year. The increase in sales was due to the previously disclosed acquisition of a grocery store in the third quarter of fiscal 2013, new Valu Land store openings and increased fuel sales, partially offset by negative comparable store sales.

Comparable store sales, excluding fuel, decreased 2.9 percent due to a 90 basis point negative impact from the Easter holiday calendar shift, which moved the strong selling week prior to the Easter holiday into the fourth quarter of fiscal 2013. Comparable store sales in the first quarter were also impacted by the cycling of the launch of the price-freeze campaign, unfavorable weather conditions, the cycling of the grand opening of a new relocated store in the Company’s Grand Rapids market and the continued shift in the pharmacy sales mix to generic medications.

First quarter fiscal 2014 operating earnings for the retail segment would have been $5.2 million, if a non-cash pre-tax asset impairment charge of $1.0 million is excluded, compared to $3.9 million last year. The improvement in operating earnings with this exclusion was primarily due to higher sales and improved margins in supermarkets and fuel centers, partially offset by depreciation and amortization, higher incentive compensation and health care costs. First quarter operating earnings as reported were $4.2 million compared to $3.9 million in the first quarter of fiscal 2013.

During the first quarter of fiscal 2014, the Company completed two minor remodels and store re-banners, ending the quarter with 101 corporate owned stores and 30 fuel centers.

Balance Sheet and Cash Flow

The Company generated cash flow provided by operating activities of $7.4 million for the first quarter ended June 22, 2013 compared to $19.2 million of cash used in operating activities for the comparable period last year. The increase was primarily due to the timing of working capital requirements, lower income tax payments and the cycling of $5.0 million in payments for customer supply agreements entered into in the prior year first quarter.

Net long-term debt (including current maturities, capital lease obligations, and subtracting cash) for the Company was $147.8 million as of June 22, 2013 compared to $154.6 million at the end of the first quarter of fiscal 2013. The Company’s total net long-term debt-to-capital ratio was 0.30-to-1.0 for the first quarter of fiscal 2014 and the net long-term debt-to-Adjusted EBITDA ratio is 1.37-to-1.0 on an annual Adjusted EBITDA basis.

Outlook

Mr. Eidson continued, “We remain confident in the plans we have in place to deliver our sales and earnings outlook for fiscal 2014, including investing in the consumer experience, increasing our remodeling efforts, introducing new private brand products and improving productivity across our operations. During the second quarter, we plan to complete four minor remodels, one major remodel and to open one new Valu Land store in the Lansing market.”

Mr. Eidson concluded, “Additionally, we continue to focus on our integration plan for our recently announced merger with Nash Finch. As you know, we are a very disciplined organization and the integration will be a critical priority for us. I am confident in the realization of the $50 million in anticipated cost synergies from this transaction, which were vetted by both organizations. These synergies, along with the strategic opportunities provided by the combined organization and the future flexible financial structure will allow the combined entity to execute our strategic vision and deliver continued value to associates, shareholders and other partners.”

The Company expects that second quarter comparable store sales will be slightly negative to slightly positive as the Company cycles through the previously mentioned impacts and the weather returns to more seasonal conditions. Second quarter earnings from continuing operations are expected to be above the prior year’s results when excluding expenses related to our merger. This expectation reflects benefits from the retail store acquisition, new customer gains and the Company’s capital program, as well as the maturation of the Yes Rewards loyalty program. For fiscal 2014, the Company expects comparable store sales, adjusted for the Easter calendar shift, to range from slightly negative to slightly positive. Consolidated net sales and adjusted earnings from continuing operations for fiscal 2014 are expected to exceed fiscal year 2013; however, adjusted earnings from continuing operations are expected to flatten out in the second half of the year when compared to the prior year, due to anticipated higher LIFO expense, lower fuel profit per gallon than realized in the first half of the year and the cycling of the retail store acquisition.

The Company continues to expect capital expenditures for fiscal year 2014 to be in the range of $39.0 million to $42.0 million, with depreciation and amortization in the range of $41.0 million to $43.0 million and total interest expense in the range of $9.5 million to $10.5 million.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2014 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 1, 2013. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 390 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 102 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, Forest Hills Foods and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “initiatives”, “guidance”, “priority”, “trend”, “outlook”, “position”, “opportunity”, “vision”, “future”, or “strategy”; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects”, “plans” or is “confident” of a particular result, or that a result will be “realized” or “delivered.” Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates, actual costs may be more or less than these estimates, and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner, our loyalty program, and store openings, successfully respond to the weak economy and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, successfully integrate acquired store or new distribution customer business, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the proposed merger and risks associated with that transaction appear in our Form 8-K Current Report dated July 22, 2013. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

Important Information for Investors

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The issuance of Spartan Stores common stock in connection with the proposed merger will be submitted to the Spartan Stores’ shareholders for their consideration, and the proposed merger will be submitted to Nash Finch’s stockholders for their consideration. Spartan Stores will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement to be used by Spartan Stores and Nash Finch to solicit the required approval of their respective shareholders in connection with the proposed merger and will constitute a prospectus of Spartan Stores. Spartan Stores and Nash Finch may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF SPARTAN STORES AND NASH FINCH ARE URGED TO READ THE JOINT PROXY STATEMENT AND PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the joint proxy statement and prospectus and other documents containing important information about Spartan Stores and Nash Finch, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Spartan Stores will be available free of charge on

Spartan Stores’ website at www.spartanstores.com under the tab “Investor Relations” or by contacting Jeanne Norcross, Vice President Corporate Affairs, (616) 878-2830. Copies of documents filed with the SEC by Nash Finch will be available free of charge on Nash Finch’s website at www.nashfinch.com under the tab “Investors” or by contacting Kathleen Mahoney, Executive Vice President, General Counsel and Secretary, (952) 844-1262.

Participants in the Transaction

Spartan Stores, Nash Finch and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Spartan Stores and stockholders of Nash Finch in connection with the proposed transaction. Information about the directors and executive officers of Spartan Stores is set forth in its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on June 14, 2013. Information about the directors and executive officers of Nash Finch is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 11, 2013. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and prospectus and other relevant materials to be filed with the SEC when they become available.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended June 22, 2013		12 Weeks Ended June 23, 2012
Net sales	$612,405		$603,912
Cost of sales	487,129		482,192

Gross profit	125,276		121,720

Operating expenses
Selling, general and administrative	104,862		101,337
Depreciation and amortization	9,491		8,670
Restructuring and asset impairment charges	987		—

Total operating expenses	115,340		110,007

Operating earnings	9,936		11,713

Non-operating expense (income)
Interest expense	2,265		2,266
Non-cash convertible debt interest	—		890
Other, net	(9)		(48)

Total non-operating expense, net	2,256		3,108

Earnings before income taxes and discontinued operations	7,680		8,605
Income taxes	2,896		2,529

Earnings from continuing operations	4,784		6,076

Loss from discontinued operations, net of taxes	(101)		(73)

Net earnings	$4,683		$6,003

Basic earnings per share:
Earnings from continuing operations	$0.22		$0.28
Loss from discontinued operations	(0.01	)*	(0.01	)*

Net earnings	$0.21		$0.27

Diluted earnings per share:
Earnings from continuing operations	$0.22		$0.28
Loss from discontinued operations	(0.01	)*	(0.01	)*

Net earnings	$0.21		$0.27

Weighted average shares outstanding:
Basic	21,810		21,853
Diluted	21,892		21,939

*	Includes rounding

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 22, 2013	June 23, 2012
Assets

Current assets
Cash and cash equivalents	$4,163	$6,093
Accounts receivable, net	60,087	61,253
Inventories, net	135,126	132,435
Prepaid expenses	10,037	10,011
Other current assets	1,202	13,880
Deferred taxes on income	1,558	725
Property held for sale	—	1,708

Total current assets	212,173	226,105

Goodwill	246,665	240,037

Other, net	64,344	61,310

Property and equipment, net	269,109	256,894

Total assets	$792,291	$784,346

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$129,680	$127,873
Accrued payroll and benefits	32,311	32,146
Accrued income taxes	1,309	—
Other accrued expenses	24,152	22,690
Current maturities of long-term debt and capital lease obligations	3,937	4,328

Total current liabilities	191,389	187,037

Long-term liabilities
Deferred taxes on income	81,226	86,813
Postretirement benefits	14,262	13,590
Other long-term liabilities	18,905	22,942
Long-term debt and capital lease obligations	148,031	156,397

Total long-term liabilities	262,424	279,742

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 21,896 and 21,774 shares outstanding	146,468	144,770
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,481)	(13,793)
Retained earnings	205,491	186,590

Total shareholders’ equity	338,478	317,567

Total liabilities and shareholders’ equity	$792,291	$784,346

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	12 Weeks Ended	12 Weeks Ended
	June 22, 2013	June 23, 2012
Cash flows from operating activities
Net cash provided by (used in) operating activities	$7,417	$(19,188)
Net cash used in investing activities	(9,252)	(6,596)
Net cash provided by financing activities	157	5,465
Net cash used in discontinued operations	(256)	(64)

Net decrease in cash and cash equivalents	(1,934)	(20,383)
Cash and cash equivalents at beginning of period	6,097	26,476

Cash and cash equivalents at end of period	$4,163	$6,093

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	12 Weeks Ended	12 Weeks Ended
	June 22, 2013	June 23, 2012
Retail Segment:
Net sales	$353,831	$345,564
Operating earnings	$4,243	$3,891

Distribution Segment:
Net sales	$258,574	$258,348
Operating earnings	$5,693	$7,822

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and

Amortization (Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)

	12 Weeks Ended	12 Weeks Ended
	June 22, 2013	June 23, 2012
Net earnings	$4,683	$6,003
Add:
Discontinued operations	101	73
Income taxes	2,896	2,529
Interest expense	2,265	3,156
Non-operating income	(9)	(48)

Operating earnings	9,936	11,713
Add:
Depreciation and amortization	9,491	8,670
LIFO expense	764	790
Restructuring and asset impairment charges	987	—
Professional fees related to merger transaction	1,836	—
Non-cash stock compensation and other charges	803	1,469

Adjusted EBITDA	$23,817	$22,642

Reconciliation of operating earnings to adjusted EBITDA by segment:

Retail:
Operating earnings	$4,243	$3,891
Add:
Depreciation and amortization	7,397	6,711
LIFO expense	425	424
Restructuring and asset impairment charges	987	—
Non-cash stock compensation and other charges	385	770

Adjusted EBITDA	$13,437	$11,796

Distribution:
Operating earnings	$5,693	$7,822
Add:
Depreciation and amortization	2,094	1,959
LIFO expense	339	366
Professional fees related to merger transaction	1,836	—
Non-cash stock compensation and other charges	418	699

Adjusted EBITDA	$10,380	$10,846

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for Spartan Stores as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers, and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended	12 Weeks Ended
	June 22, 2013	June 23, 2012
Operating earnings	$9,936	$11,713
Add:
Asset impairment and restructuring charges	987	—
Professional fees related to merger transaction	1,836	—
Professional fees related to tax planning	—	108

Adjusted operating earnings	$12,759	$11,821

Reconciliation of operating earnings to adjusted operating earnings by segment:

Retail:
Operating earnings	$4,243	$3,891
Add:
Asset impairment and restructuring charges	987	—

Adjusted operating earnings	$5,230	$3,891

Distribution:
Operating earnings	$5,693	$7,822
Add:
Professional fees related to merger transaction	1,836	—
Professional fees related to tax planning	—	108

Adjusted operating earnings	$7,529	$7,930

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that Adjusted operating earnings provide a meaningful representation of its operating performance for the Company. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands, except per share data)

	12 Weeks Ended June 22, 2013		12 Weeks Ended June 23, 2012
	Earnings from continuing operations	Earnings per diluted share	Earnings from continuing operations	Earnings per diluted share
Earnings from continuing operations	$4,784	$0.22	$6,076	$0.28
Adjustments, net of taxes:
Asset impairment and restructuring charges	615	0.03	—	—
Professional fees related to merger transaction	1,144	0.05	—	—
Impact of state tax law changes	—	—	(642)	(0.03)

Adjusted earnings from continuing operations	$6,543	$0.30	$5,434	$0.25

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that Adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt

and Capital Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	June 22, 2013	June 23, 2012
Current maturities of long-term debt and capital lease obligations	$3,937	$4,328
Long-term debt and capital lease obligations	148,031	156,397

Total debt	151,968	160,725
Cash and cash equivalents	(4,163)	(6,093)

Total net long-term debt	$147,805	$154,632

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and cash equivalents.